HLD Film, Inc.

A Film production company led by CEO Oliver Mann, Director of the film SUCH A FUNNY LIFE comes a unique thriller film.


THE FEATURE FILM
HERO. LOSS. DIRT

Invest

$114 minimum investment

DEADLINE: April 28, 2023
in 2 months

SHARE PRICE
$19

TOTAL RAISED
$2,565

VALUATION
$2,010,124

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

A Film production company led by CEO Oliver Mann, Director of SUCH A FUNNY LIFE comes...

A dramatic thriller titled HERO.LOSS.DIRT about a successful New York psychologist who is accused of his wife's murder a year after heroically saving her life. While under investigation, he uncovers her secret past in West Virginia, which includes a troubled brother now seeking the truth about her death.


QUEST

Critically acclaimed director, writer, & producer known for the release of his feature film & acclaimed Indie Gem "Such A Funny Life". Prior to Such A Funny Life, Oliver produced and launched a long line of film-festival-premieres starting in 2005.

HIGHLIGHTS

- Raised $167k in the first round this year, 2022.
- Script scored highly with SLATED, a leading Feature Film script market-viability assessor
  - The script has been selected to be in Slated's monthly Top of the Charts newsletter
- Casting aimed for well known actors along with up and coming stars such as Gonzalo Trigueros and Tom Ashton. Film Casting Team is known for casting top films with actors Jeremy Renner and Elizabeth Olsenolder.
- Director/Producer/Writer, Oliver Mann who released the Indie Gem "Such A Funny Life" will be directing HERO.LOSS.DIRT
- Buffalo 8 as Executive Producers. Buffalo 8 projects have premiered and been awarded at Sundance, Berlin, Toronto and SXSW. Buffalo 8 is at the fusion of an entrepreneurial culture fused with a love of storytelling and the creative arts and passion for delivering original stories.

MANAGEMENT TEAM








SUCH A
FUNNY LIFE
A FILM BY OLIVER MANN

- OLIVER MANN

RESILIENT. SCRAPPY. RESOURCEFUL.

Oliver Mann is no stranger to the film industry, previously releasing the feature film "Such A Funny Life". The road to funding the feature film wasn't easy . . . film freelancing during the day, bartending and driving for Uber at night. Oliver's commitment never wavered — he successfully bootstrapped the film into theaters.

As CEO of HLD Film, Inc., Mann maintains a talented team dedicated to the success of Hero. Loss. Dirt. As a critically acclaimed director, writer, producer, **military veteran**, and a graduate of the New York Film Academy, Mann has the experience, tenacity, and vision required to bring Hero. Loss. Dirt to the big screen.

Award-Winning Executive Producers, Buffalo 8


BUFFALO 8'S AWARD-WINNING PROJECTS
TEACHER
THE FLOOD
THE DEAD OF NIGHT
AS YOU ARE
NETFLIX
RODNEY KING
LITTLE MEN
LAND OF LEOPOLD

The top-ranking independent production company, Buffalo 8, hand selected Hero. Loss. Dirt as a key film for Executive Production. As a full-service Hollywood film and media agency with a focus on production, post-production, design, and finance for the entertainment industry, Buffalo 8's projects typically attract top talent and critical acclaim.

CASTING TEAM

There is no substitute for experience, and shortcuts are not acceptable — where most independent films suffer in their hiring process, Hero. Loss. Dirt is committed to outclass the competition. Hero. Loss. Dirt has assembled a strong team of industry professionals.


TALENT



Gonzalo Trigueros

Actor

Gonzalo Trigueros to play Dirt: is an actor, writer, and producer, who immigrated to the United States at an early age. Recent credits include "Such a Funny Life" (Amazon), "Power" (Starz)", "Instinct" (NBC)", "La Condesa" (Amazon) directed by five-time Emmy winner Mario Ramos, Nilo Cruz's "Exquisita Agonía" and "Hotel Desidirium" , for which he originated the roles of Tommy and Sunol, respectively.

Other theater credits include "Anna in the Tropics" with the Acting Company, "Blindspot", "Valor, Agravio y Mujer", "La Celestina." and "Eva Luna". He is attached to "Little Fears" the film, starring alongside Alexandra Gray. Trigueros has also participated in several voice over campaigns & He is currently in pre production for Oliver Mann's "Hero. Loss. Dirt."



Tom Ashton

Actor

Tom Ashton to play Adam: is an NYC-based actor/musician. TV: The Blacklist (NBC); City on Fire (AppleTV+ - in production); God Friended Me (CBS). FILM: The Kill Room (Samuel L. Jackson/Uma Thurman – in production); Such A Funny Life, & more.



Jordan Bass

Head of Casting

Jordan is co-founder of "BASS/CASTING" and a highly experienced casting director. He began his career performing off-Broadway and on national tours, before landing in LA to begin a long standing Hollywood film casting career.



Lauren Bass

Head of Casting

Heads her casting agency working with A-listers on a variety of projects. Her extensive career began in LA working for top casting agencies & transitioned to work for the most respected casting directors in Hollywood before founding "BASS/CASTING."

PROBLEM

A small percentage of films, usually from the major studios, account for very large percentages of total box office receipts making it difficult for independent films. Major studios have a more seamless route to talent, hiring key employees for productions, and distributing the film to choice outlets than independently produced films.

OPPORTUNITY

Leveraging over a decade of experience in writing, producing, and directing films for Indie festivals across the globe, I premiered my first Feature Film, "Such A Funny Life," in 2019 which was hailed an Indie Gem by industry critics, proving a unique ability to bring great new independent films to market.



MOVIE LOVERS RAVE ABOUT SUCH A FUNNY LIFE
GONZALO TRIGUEROS JESSE RAY SHEPS TOM ASHTON NASTASHIA STRANG JADOLES POINT DU JOUR WILMA RIVERA
SUCH A FUNNY LIFE
A FILM BY OLIVER MANN
COMING SOON
Such a Funny Life is a rare indie gem that deserves attention. Highly recommended.
Thatmomentin.com
What writer/director Oliver Mann strives to achieve with Such a Funny Life is quite impressive.
Cinema Smack
Gonzalo Trigueros gives an amazing performance in a beautifully shot, delightful story that had so much promise, and completely lived up to the hype I was given around this brilliant film.
TRAINWRECK'D SOCIETY
Such a Funny Life offers an alternative angle on the plight of the struggling stand-up comedian.
LA Weekly

My team and I invite you to join us as we aim to make cinematic history with the production & release of our all-new feature film Hero. Loss. Dirt.

HERO.

Logline - A New York psychologist is accused of his wife's death a year after being hailed a hero for saving her life. While under investigation, he must journey to West Virginia to honor her burial wishes and uncover her secret past, which includes a troubled brother, now seeking the truth about her death.

LOSS.

Initially set in the muddy, fast-paced streets of New York, the mysterious death of our heroine Claudia triggers a dramatic cascade of unforeseen events... while being under investigation after Claudia's funeral, her husband Adam must journey to her childhood home in the primeval depths of the Blue Ridge Mountains of West Virginia.

DIRT

The film explores the extent to which one grieving widow will go to honor his wife's burial wishes, even when confronted with the fact that she was not who he thought she was.

In the boldly suspenseful style of Gone Girl, this film will have you questioning the innocence of Claudia, the husband suspected of her murder, and the outlaw brother she discarded with the secrets of her past.



Adam walks out to greet a few REPORTERS and the detectives as they were coming up to his door.
REPORTER OUTSIDE HOME
Adam. Is it true that you might be going to trial?
DETECTIVE JONES
Adam. Going somewhere?
DETECTIVE SARCONE
Hey Adam.
ADAM
I didn't do anything wrong. I loved her. So you can stop looking at this like foul play.
DETECTIVE JONES
Quite a power move your team made. Almost like you are guilty huh? Love
18 EXT. NEW YORK CAFE - EVENING
Claudia exhales smoke in the air as she looks at her WEDDING RING. She sees a couple laughing and kissing across the street from her. She averts her gaze to nowhere in particular.
19 FLASHBACK BEGINS
EXT. QUEENS HOTEL - NIGHT
SUPER: A FEW YEARS AGO
147 EXT. MOUNTAINS - LATE NIGHT
Adam stumbles through, blood in his mouth, using trees to balance. His hand slips and he falls down. Groggily, he checks for his cell phone but doesn't find it, he collapses.
DISSOLVE TO: BACK TO NEW YORK

These are actual script pages from **HERO. LOSS. DIRT**

"Slated", a leading film industry resource, boasts a documented correlation between their script-score-ratings over 70 and high scores on one of the most trusted industry film rating websites, "Rotten Tomatoes." Slated awarded Hero. Loss. Dirt an impressive score of 72!

MARKET

- There remains a vast void in the market, starving for exciting, high-quality new content.
- Top-tier festivals actively seek content that celebrates diversity, and where Hero. Loss. Dirt is helmed by a Latino director, produced by a female-dominated creative team, and poised to star a diverse cast of minorities.
- Independent films with superb storytelling and spellbinding characters prove that there is financial and critical success to be had for a character-driven, independent dramas such as Hero. Loss. Dirt.

Target Markets

1) Urban Professionals

With sophisticated sensibilities and disposable income—this demographic is one of the most crucial emerging sales groups to focus on.

These individuals are generally renters and thus have high amounts of disposable income and free time with which to see movies, especially those that don't receive expensive marketing campaigns like big- budget tentpole projects.

2) Dramatic & Arthouse Audiences

This group was found to be more likely to see a greater number of films per year than any other demographic, as well as being the most likely to purchase tickets to arthouse films like HERO. LOSS. DIRT as well. Because of this reality, we believe this film is well positioned to capitalize on this burgeoning arthouse genre in the United States and abroad.







MARKETING & DISTRIBUTION

Early Stage Marketing

Marketing at a grassroots level has already begun, including targeted genre-based social media marketing and our previous Reg CF campaign, which is just the start of our tested and savvy approach.

Early stage marketing further includes plans to partner with a well-known entertainment sales agency during the development phase. This allows for strong casting selection to generate early interest before production is complete, and introduce our concept to the market before beginning a physical sales campaign.

Release Marketing

In addition to traditional marketing towards a widespread theatrical release, we also plan to market through streaming video on demand (SVOD) and over-the-top (OTT) platforms such as Netflix, Amazon, Hulu, Vudu, Crackle, Apple+, and others.

Distribution

Feature Film Marketing starts at the beginning of development and finishes after release on all distribution platforms, where World-Wide distribution plans additionally equate to promoting our film nonstop, including:

- Market-focused film festivals
- Los Angeles Distributors Screenings
- Special Interest Groups Screenings

Plans include working in tandem with agency and sales partners to premiere Hero. Loss. Dirt at top-tier film festivals, targeting: Sundance, Berlin, SXSW, or Toronto. Additional film festivals targets include: Sun Valley FF, Tribeca FF, Newport Beach FF, among others.

TIMELINE


Post-Production (12 weeks)
• Complete editorial of film
• Engage music scoring and record score
• Engage sound design including all Foley and looping activities
• Complete all digital effects and color correction
• Schedule and execute test screenings and collect data appropriately
• Make adjustments to final edit based on test screening data
• Mix and master final sound and picture for Dolby mix and/or THX Digital Master
• Complete all deliverables for domestic and foreign release including sound, music, trailer, print (film and digital), DVD, publicity, and legal requirements
Marketing and Distribution (Varies)
• Fully engage in all market-focused film festivals
• Schedule screening for distributors in Los Angeles
• Schedule screenings for leadership of special interest groups
• Contingent on mini-major or new media distributor interest, engage self-distribution plan (See Marketing and Release Strategies)
Finish

USE OF PROCEEDS

If the offering's maximum amount of $450,300 is raised:

Use	Value	% of Proceeds
Principal Photography (Film Production)	$405,270	90.0%
Development (Pre-production)	$22,965	5.1%
Intermediary fees	$22,065	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in HLD Film, Inc., doing business as HLD Film, Inc. . This offering must raise at least $10,000 by April 28, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. HLD Film, Inc. may issue additional securities to raise up to $450,300, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

129,496 shares
× $19 per share

$2,460,424 implied valuation

FINANCIALS

HLD Film, Inc. 's official name is HLD Film, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on January 17, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Mar 5, 2023	All investors. We are extending our campaign...
Mar 3, 2023	HERO.LOSS.DIRT is executive produced by the...
Mar 2, 2023	For my Equity Crowdfunding Investors! A...
Mar 2, 2023	To all current and potential investors, we will...
Feb 27, 2023	Discussion with Gonzalo Trigueros! The star...
Feb 22, 2023	New YouTube Channel is...
Jan 20, 2023	As we prepare for my second feature film...
Jan 17, 2023	Primary offering of 23,700 shares at $19
Jan 17, 2023	Filed Form C

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